Exhibit 99.1

            CDEX APPOINTS TIMOTHY SHRIVER AS CHIEF OPERATING OFFICER

Timothy Shriver appointed COO and Carlos Alvarez appointed VP of Technical Operations.

TUCSON, AZ. - February 18, 2008 - CDEX Inc. (OTCBB: CEXI) announces that Timothy Shriver and Carlos Alvarez have been appointed Chief Operating Officer and Vice President of Technical Operations, respectively. Both Mr. Shriver and Mr. Alvarez are long term CDEX employees who have played key roles in developing CDEX's patented technologies into world class products that are saving lives today. (Mr. Shriver's and Mr. Alvarez's bios are on the CDEX web site at www.cdex-inc.com).

"As our COO, Mr. Shriver will ensure that our technology and product development programs are coordinated with the growing market demand for our products, both in the US and internationally", said Malcolm Philips, CDEX CEO. "Mr. Shriver will spearhead implementation of our technical game plan for International expansion efforts for ValiMed(TM) and the Meth Scanner(TM). Those efforts started on February 11 with installation of ValiMed units in the Hammersmith and Charing Cross Hospitals in London. As VP of Technical Operations, Mr. Alvarez takes over the day-to-day technical activities of the CDEX Team, including the upcoming production runs for both the Meth Scanner and ValiMed."

CDEX is a technology company that currently has two product lines in different commercial markets. The CDEX ID2 (`Meth Scanner(TM)") is a hand held, battery operated scanner that detects low nanogram range quantities of methamphetamine from standoff distances of 2-8 inches without disturbing the surfaces under investigation. Meth Scanner technology is used in the CDEX ValiMed(TM) Medication Validation System currently deployed in major hospitals across the United States. (See www.cdex-inc.com or www.valimed.com )

About CDEX Inc.

CDEX, a technology company currently developing products using its patented/patent pending chemical detection technologies, is focused on (i) identification of substances of concern (e.g., explosives and illegal drugs, for security markets); and (ii) validation of substances for anti-counterfeiting, brand protection and quality assurance (e.g., validation of compounded medication and detection of counterfeit or sub-par products, for the medical and brand protection markets). ValiMed(TM) and the Meth Scanner(TM) are CDEX solutions for the healthcare and security markets. Corporate headquarters and R&D facilities are located in Tucson, Arizona. For more information, visit www.cdex-inc.com and www.valimed.com or contact Malcolm Philips (mphilips@cdex-inc.com) or Stuart Poteet (spoteet@cdex-inc.com) 520.745.5172 X 210 or 201.

Any Non-Historical statements are forward-looking, as defined in federal securities laws, and generally can be identified by words such as "expects," "plans," "may," "anticipates," "believes," "should," "intends," "estimates," and other similar words. These statements pose risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied. Such risks and uncertainties include, without limitation, the effectiveness, profitability and marketability of products, the Protection of intellectual property and proprietary information, and other risks detailed from time-to-time in filings with the Sec. There is no obligation to publicly update any forward-looking statements.

Source: CDEX, Inc.